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                                                              Exhibit 23.02

March 26, 2002

Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

Choice Hotels International, Inc. received a manually signed audit report from Arthur Andersen LLP ("Andersen") dated March 20, 2002, for the consolidated financial statements of Choice Hotels International, Inc. and subsidiaries as of December 31, 2001 and 2000, and for the years ended December 31, 2001, 2000 and 1999. In compliance with Release 33-8070, we have received certain representations from Andersen including that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audits and the availability of national office consultation. Availability of Andersen personnel at foreign affiliates is not relevant to our audit, therefore the assurances from Andersen as to foreign affiliates are not applicable to us.


/s/ Joseph M. Squeri
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    Joseph M. Squeri
    Senior Vice President, Development
       and Chief Financial Officer